Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN ANNOUNCES NEW FINANCING AND DEBT REDEMPTION

Valley Forge, Pa. December 2, 2004—AmerisourceBergen Corporation (NYSE:ABC), one of the largest pharmaceutical services company in the U.S., today announced at its Investor Day in Columbus, Ohio, the completion of a new $700 million revolving credit facility; the amendment of its $1.05 billion securitization program; and the redemption of its $300 million 5% Convertible Subordinated Notes due 2007.

“Our strong operating cash flow resulting from solid operating performance and the evolution to a new business model has enabled us to considerably improve our capital structure,” said Michael D. DiCandilo, Senior Vice President and Chief Financial Officer of AmerisourceBergen “The result will be significantly reduced interest expense and greater financial flexibility in the future.”

The Company has completed the arrangement of a five-year, $700 million senior unsecured revolving credit facility that replaces two facilities aggregating $1.18 billion: a $1.0 billion senior secured revolving credit expiring in August 2006 and an amortizing $180 million senior secured term loan facility scheduled to mature in August 2006. The new facility was arranged with substantially improved terms and conditions as compared to the terminated facilities and will expire on December 2, 2009. The Company has obtained the new facility for general corporate purposes.

The Company has also completed the amendment of it’s $1.05 billion securitization program for the Company’s trade receivables. The ammended program provides $700 million under a three-year revolving tranche and $350 million under a 364-day revolving tranche. The program was amended in order to improve the terms and conditions under the original program.

The Company also announced that its subsidiary, AmerisourceBergen Services Corporation, will redeem all of its outstanding $300 million 5% Convertible Subordinated Notes due 2007 (CUSIP No. 03071PAB8 and CUSIP No. 03071PAD4), at the redemption price of 102.143% of the principal amount of the Notes plus accrued interest on January 3, 2005. Notification of redemption was mailed on December 2, 2004.

Questions regarding the redemption notice should be addressed to J.P. Morgan Chase, the redemption agent and trustee, at 800-275-2048.

The Company is hosting an Investor Day today at the Company’s new distribution center in Columbus, Ohio. The meeting will be webcast beginning at 11:30 am EST, and will end at approximately 2:00 pm EST. The webcast will be accessible through the Investor Relations page of www.amerisourcebergen.com, and will remain available as a replay for approximately 30 days.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation, bedside medication safety systems, and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $48 billion in operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #22 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

FORWARD-LOOKING STATEMENTS

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing AmerisourceBergen’s future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; regulatory changes; changes in U.S. government policies (including changes in government policies pertaining to drug reimbursement); changes in market interest rates; and other economic, business, competitive, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2003.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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